Exhibit 10.1
[CISCO SYSTEMS CAPITAL LETTERHEAD]


October 14, 1998


CTC Communications Corp.
360 Second Avenue
Waltham, MA  02451
Attn:  Mr. Steven Jones

Ladies and Gentlemen:
Cisco Systems Capital Corporation ("Lender"), a corporation organized and existing under the laws of the State of Nevada, is pleased to make a credit facility available to CTC Communications Corp. ("Borrower"), a corporation organized and existing under the laws of the State of Massachusetts, upon the following terms and conditions:
1.1	Definitions.  As used in this agreement (this "Agreement"), the following terms shall have the following meanings:
"Availability Period" has the meaning set forth in the Schedule.
"Banking Day" has the meaning set forth in the Note(s).
"Bankruptcy Code" means Title 11 of the United States Code entitled
"Bankruptcy".
"Borrower" has the meaning set forth in the recital of parties to this
Agreement.
"Borrowing Date" means any date on which a Loan is made to Borrower.
"Change of Control" has the meaning set forth in the Financing
Documents.
"Cisco Systems" means Cisco Systems, Inc.
"Cisco Products" means information systems networking equipment and other goods, spare parts and accessories which Cisco Systems and its subsidiaries and affiliates manufacture, assemble or sell.
"Closing Date" has the meaning set forth in Section 3.1.
"Collateral" means the property described in the Collateral Documents, and all other property now existing or hereafter acquired which may at any time be or become subject to a Lien in favor of the Lender pursuant to the Collateral Documents or otherwise, securing the payment and performance of the Obligations.
"Collateral Documents" means each Collateral Document identified in the Schedule, any security agreement provided under Section 5.1(l) and any other agreement pursuant to which the Borrower, any Guarantor or any other Person provides a Lien on its assets in favor of the Lender and all filings, documents and agreements made or delivered pursuant thereto.
"Commitment" means the Dollar amount set forth in the Schedule or where the context so requires, the obligation of Lender to make Loans up to such aggregate principal amount on the terms and conditions set forth in this Agreement.
"Default" means an Event of Default or an event or condition which with notice or lapse of time or both would constitute an Event of Default. "Dollars" and the sign "$" each means lawful money of the United
States.
"Event of Default" has the meaning set forth in Section 6.1.
"Financing Documents" has the meaning set forth in the Schedule.
"GAAP" means generally accepted principles of good accounting practice as in effect from time to time.
"Governmental Authority" means any national government, or any state, province or other political subdivision thereof or therein, or any governmental ministry, department, body, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
"Guarantor" means any Subsidiary of Borrower becoming a guarantor as provided under Section 5.1(l) and any guarantor identified in the Schedule. "Guarantor Documents" means any Guaranty and all other documents, agreements and instruments delivered to Lender under or in connection with any Guaranty.
"Guaranty" means the guaranty of any Guarantor, as provided under
Section 5.1(l), and any guaranty of any Guarantor identified in the Schedule. "Indebtedness" means, for any Person, (i) all indebtedness or other obligations of such Person for borrowed money, or for the deferred purchase price of property or services (acquired or obtained other than on normal trade credit terms); (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (iii) all non-contingent reimbursement and other obligations of such Person in respect of letters of credit and bankers acceptances and all net obligations in respect of interest rate swaps, caps, floors and collars, currency swaps, or other similar financial products; (iv) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases; and (v) all indebtedness of another Person of the types referred to in clauses (i) through (iv) guaranteed directly or indirectly in any manner by the Person for whom Indebtedness is being determined.
"Insolvency Proceeding" means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.
"Lien" means any mortgage, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien or other type of preferential arrangement (other than a financing statement filed by a lessor in respect of an operating lease not intended as security).
"Loan Documents" means this Agreement, the Notes, any Collateral
Documents, any Guaranty, any Guarantor Documents and all other certificates, documents, agreements and instruments delivered to Lender under or in connection with this Agreement.
"Loans" has the meaning set forth in Section 2.1.
"Material Adverse Change" means (i) a material adverse change in the business, operations or financial condition of Borrower and its Subsidiaries taken as a whole or any Guarantor and its Subsidiaries taken as a whole, or
(ii) any event, matter, condition or circumstance which (A) would materially impair the ability of Borrower, any Guarantor or any other Person to perform or observe its obligations under or in respect of the Loan Documents, or
(B) affects the legality, validity, binding effect or enforceability of any of the Loan Documents.
"Note" means each Promissory Note referred to in the Schedule.
"Obligations" means the indebtedness, liabilities and other obligations of Borrower and any Guarantor to Lender under or in connection with the Loan Documents, including all Loans, all interest accrued thereon, all fees due under this Agreement and all other amounts payable by Borrower and any Guarantor to Lender thereunder or in connection therewith.
"Permitted Liens" means:  (i) Liens in favor of the Lender, (ii) the existing Liens disclosed in writing to the Lender or incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by such existing Liens, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase; (iii) Liens securing Indebtedness under the Financing Documents; (iv) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP, provided the same does not have priority over any of the Lender's Liens and no notice of tax lien has been filed of record; (v) Liens of materialmen, mechanics, warehousemen, carriers or employees or other similar Liens provided for by mandatory provisions of law and securing obligations either not delinquent or being contested in good faith by appropriate proceedings and which do not in the aggregate materially impair the use or value of the property or risk the loss or forfeiture thereof; (vi) Liens consisting of deposits or pledges to secure the performance of bids, trade contracts, leases, public or statutory obligations, or other obligations of a like nature incurred in the ordinary course of business (other than for Indebtedness); (vii) Liens upon or in any property acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such property or Indebtedness incurred solely for the purpose of financing the acquisition of such property; and (viii) restrictions and other minor encumbrances on real property which do not in the aggregate materially impair the use or value of such property or risk the loss or forfeiture thereof. "Person" means an individual, corporation, partnership, joint venture, trust, unincorporated organization or any other entity of whatever nature or any Governmental Authority.
"Schedule" means the Schedule of Information attached hereto.
"Subordinated Debt" means Indebtedness of the Borrower subordinated to the payment of the Obligations.
"Subsidiary" means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any Person or one or more of the other Subsidiaries of such Person or a combination thereof. "United States" and "U.S." each means the United States of America.
"Vendor" means Cisco Systems, or any subsidiary or affiliate thereof, or any distributor or other reseller of Cisco Products.
1.2	Interpretation.  In the Loan Documents, except to the extent the context otherwise requires: (i) any reference to an Article, a Section, a Schedule or an Exhibit is a reference to an article or Section thereof, or a schedule or an exhibit thereto, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears; (ii) the words "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement or any other Loan Document as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears; (iii) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined;
(iv) the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation;" (v) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto (except that unless Lender has consented to any amendment or modification of any provision of the Financing Documents which is the subject of a cross-reference herein, this Agreement shall not be deemed to refer to such amended or modified provision);
(vi) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to; (vii) any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document; and (viii) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."
2.1	The Loans.  Subject to compliance with the conditions precedent set forth in Sections 3.1 and 3.2, Lender agrees, on the terms and conditions hereinafter set forth, to make loans (each a "Loan" and, collectively, the "Loans") to Borrower during the Availability Period, in an aggregate principal amount up to but not exceeding the Commitment. Any amount of the Loans repaid may not be reborrowed.
2.2	Use of Proceeds.  Borrower agrees to use the proceeds of any
Loans made hereunder solely for the purposes described in the Schedule.
2.3	Borrowing Procedure.  Each Loan to be made hereunder shall be in such minimum principal amount and subject to such advance written notice, or telephonic notice (confirmed immediately in writing), as shall be mutually agreed by Borrower and Lender. Each such written notice of borrowing shall be in substantially the form of Exhibit A (with appropriate completions). Upon fulfillment of the applicable conditions set forth in Section 3.1 and 3.2, Lender shall make the proceeds of the Loan available to Borrower in accordance with its payment instructions. In the case of any Loan made hereunder for the purpose of paying the purchase price of Cisco Products,
(i) Lender shall make the Loan available directly to the Vendor on the Borrowing Date, and Borrower hereby authorizes Lender to make direct payment to the Vendor of all such Loan proceeds, and (ii) each such Loan shall be deemed to be outstanding hereunder and under the Note evidencing such Loan effective as of the date 30 days after the invoice date of the Cisco Products which are being financed by such Loan. Promptly following each Loan funding Lender shall send Borrower a written confirmation of the Loan funding, provided that any failure to send, or delay in sending, such confirmation shall not limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.
2.4	Evidence of Indebtedness.  As additional evidence of the
Indebtedness of Borrower to Lender resulting from the Loans made by Lender, Borrower shall execute and deliver the Note (or Notes) required pursuant to the Schedule.
2.5	Interest and Fees.
(a)	Interest.  Borrower shall pay interest on the unpaid principal amount of each Loan at the interest rate and on the dates set forth in the Note evidencing such Loan.
(b)	Fees.  Borrower agrees to pay to Lender such fee as may be
specified in the Schedule, payable on the date set forth in the Schedule.
All fees payable under this Section 2.5 shall be nonrefundable.
(c)	Determinations.  Each determination by Lender of any applicable rate of interest, and of any change therein, in the absence of manifest error shall be conclusive and binding on the parties hereto.
2.6	Computations.  All computations of fees and interest hereunder shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which any such interest or fee is payable.
2.7	Highest Lawful Rate.  Anything herein to the contrary
notwithstanding, if during any period for which interest is computed hereunder, the applicable interest rate, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other Loan Document, would exceed the maximum rate of interest which may be charged, contracted for, reserved, received or collected by Lender in connection with this Agreement under applicable law (the "Maximum Rate"), Borrower shall not be obligated to pay, and Lender shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be limited to the Maximum Rate.
2.8	Repayment of the Loans.  Borrower shall repay to Lender the
principal amount of each Loan in accordance with the terms and conditions of the Note evidencing such Loan.
2.9	Prepayments.  Borrower may, upon prior notice to Lender, prepay the outstanding amount of the Loans in whole or in part. If any mandatory prepayments are required under the Schedule, Borrower shall prepay the outstanding Loans in the amounts and at the times specified in the Schedule. Any such prepayments shall not be subject to any premium or penalty. The notice given of any prepayment shall identify the Loan to be prepaid and specify the date and amount of the prepayment. Partial prepayments of the Loans shall be applied to the installments of principal thereof in the inverse order of maturity. Accrued interest on any such Loan prepaid shall be due on the prepayment date as to the principal amount of such Loan prepaid.
2.10	Payments.  Borrower shall make each payment under the Loan
Documents unconditionally in full and free and clear of, and without reduction for or on account of, any present and future taxes or withholdings, and all liabilities with respect thereto. Each such payment shall be made without set-off, counterclaim or, to the extent permitted by applicable law, other defense, including without any deduction or setoff arising out of or in connection with the purchase of the Cisco Products; provided, however, that no payment hereunder shall be deemed to be a waiver of any right or claim that Borrower may have against Cisco Systems or other Vendor with respect to the Cisco Products. Each such payment shall be made on the day when due to Lender in Dollars and in immediately available funds, to the Lender's account specified in the Schedule or to such other bank and/or account of Lender as it from time to time shall designate in a written notice to Borrower.
3.1	Conditions Precedent to the Initial Loan.  The obligation of
Lender to make its Loan on the initial Borrowing Date (the "Closing Date") shall be subject to the satisfaction of each of the following conditions precedent before or concurrently with the initial Loan:
(a)	Documents.  Lender shall have received the following, in form and substance satisfactory to it: (i) the Note (or Notes) required under the Schedule, executed by Borrower; (ii) any required Guaranty and any additional Loan Documents specified in the Schedule, executed by each of the respective parties thereto, and (iii) any other documents and information specified in the Schedule.
(b)	Additional Closing Documents.  Lender shall have received the following, in form and substance satisfactory to it: (i) copies of all approvals or consents of any other Person (if any), required in connection with the execution, delivery and performance of the Loan Documents; (ii) a certificate of the Secretary or other appropriate officer of Borrower, dated the Closing Date, or a date not more than five Banking Days prior to the Closing Date, certifying (A) any resolutions adopted by Borrower and other actions taken or adopted by Borrower (or any shareholders of Borrower) authorizing the execution, delivery and performance of the Loan Documents, and (B) the incumbency, authority and signatures of each officer of Borrower authorized to execute and deliver the Loan Documents and act with respect thereto; and (iii) a certificate of the Secretary or other appropriate officer of any Guarantor, dated the Closing Date, or a date not more than five Banking Days prior to the Closing Date, certifying (A) the resolutions and other actions taken or adopted by any Guarantor authorizing the execution, delivery and performance of any Guarantor Documents, and (B) the incumbency, authority and signatures of each officer of any Guarantor authorized to execute and deliver any Guarantor Documents and act with respect thereto.
(c)	Legal Opinion.  Lender shall have received a legal opinion of legal counsel to Borrower and any Guarantor, dated the Closing Date, or a date not more than five Banking Days prior to the Closing Date, in form and substance satisfactory to Lender.
(d)	Collateral.  If any Collateral Documents are referred to in the
Schedule, Lender shall have received the following, in form and substance satisfactory to it: (i) executed copies of all UCC-1 financing statements necessary or appropriate in the reasonable opinion of Lender to perfect the security interests of Lender created under the Collateral Documents;
(ii) written advice relating to such Lien and judgment searches as Lender shall have requested, and such termination statements or other documents, as may be necessary to confirm that the Collateral described in the Collateral Documents is subject to no other Liens in favor of any Persons (other than Permitted Liens); (iii) evidence that all other actions necessary or appropriate in the reasonable opinion of Lender to perfect and protect the security interest created by the Collateral Documents have been taken; and
(iv) evidence that Lender has been named as loss payee under all policies of casualty insurance, and as additional insured under all policies of liability insurance, required by the Collateral Documents.
(e)	Fees, Costs and Expenses.  Borrower shall have paid (i) all fees then due in accordance with the Schedule, and (ii) all invoiced costs and expenses then due in accordance with Section 7.1(d).
3.2	Conditions Precedent to All Loans.  The obligation of Lender to make each Loan shall be subject to the satisfaction of each of the following conditions precedent:
(a)	Use of Proceeds.  Lender shall have received details with respect to the use of proceeds of the Loan (in the form of a schedule or other listing of the Cisco Products to be financed with the proceeds of the Loan or otherwise in a form as shall be specified by Lender or in the Schedule).
(b)	Representations and Warranties; No Default.  On and as of the
date of such Loan, both before and after giving effect thereto and to the application of proceeds therefrom: (i) the representations and warranties contained in Section 4.1 and in the other Loan Documents shall be true, correct and complete in all material respects as though made on and as of such date; and (ii) no Default shall have occurred and be continuing or shall result from the making of such Loan. For purposes of this Section 3.2, clause (i) shall take into account any amendments to any disclosures made in writing by Borrower and any Guarantor to Lender after the Closing Date and approved by Lender. The giving of any notice of borrowing and the acceptance by Borrower of the proceeds of each Loan made following the Closing Date shall each be deemed a certification to Lender that on and as of the date of such Loan such statements are true.
(c)	Material Adverse Change.  On and as of the date of such Loan, there shall have occurred no Material Adverse Change since the date of the financial statements furnished to the Lender prior to the Closing Date.
(d)	Additional Documents.  Lender shall have received, in form and substance satisfactory to it, such additional approvals, opinions, documents and other information as Lender may reasonably request, including any specified in the Schedule.
4.1	Representations and Warranties of Borrower.  Borrower represents and warrants to Lender that:
(a)	Organization and Powers.  Borrower is a corporation duly
organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own its assets and carry on its business and to execute, deliver and perform its obligations under the Loan Documents. Borrower is qualified to do business and is in good standing in each jurisdiction in which the failure so to qualify or be in good standing would result in a Material Adverse Change.
(b)	Authorization; No Conflict.  The execution, delivery and
performance by Borrower of the Loan Documents have been duly authorized by all necessary corporate action of Borrower and do not and will not
(i) contravene the terms of the articles or certificate of incorporation, or bylaws, of Borrower or result in a breach of or constitute a default under any material lease, instrument, contract or other agreement to which Borrower is a party or by which it or its properties may be bound or affected; or
(ii) violate any provision of any law, rule, regulation, order, judgment, decree or the like binding on or affecting Borrower.
(c)	Binding Obligations.  The Loan Documents constitute, or when delivered under this Agreement will constitute, legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.
(d)	Consents.  No authorization, consent, approval, license,
exemption of, or filing or registration with, any Governmental Authority, or approval or consent of any other Person, is required for the due execution, delivery or performance by Borrower or any Guarantor of any of the Loan Documents or the purchase of the Cisco Products, except as may be set forth in the Schedule.
(e)	Litigation.  Except as disclosed in writing to Lender prior to the Closing Date, there are no actions, suits or proceedings pending or, to the best of Borrower's knowledge, threatened against or affecting Borrower or any of its Subsidiaries before any Governmental Authority or arbitrator which if determined adversely to Borrower or any such Subsidiary would result in a Material Adverse Change.
(f)	Financial Statements.  All financial statements of Borrower and its Subsidiaries delivered to Lender are complete and correct in all material respects and fairly present the financial condition of Borrower and its Subsidiaries as at the times and for the periods covered by such statements, in each case in accordance with GAAP, consistently applied, subject, in the case of any unaudited financial statements, to normal year-end adjustments and any absence of notes. Since the date of the most recent financial statements furnished to Lender prior to the Closing Date, there has not been any Material Adverse Change.
(g)	Purchase Transaction.  Each purchase transaction to be financed with any Loan represents a bona fide and undisputed transaction between Borrower and the Vendor of the Cisco Products (or other applicable vendor) entered into in compliance with all applicable laws and regulations.
(h)	Subsidiaries.  Except as set forth in the Schedule, on the date of this Agreement the Borrower has no Subsidiaries.
(i)	Year 2000 Compliance.  On the basis of a comprehensive review and assessment of the Borrower's and its Subsidiaries' systems and equipment and inquiry made of the Borrower's and its Subsidiaries' material suppliers, vendors and customers, the Borrower reasonably believes that the "Year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non-computing devices, to perform properly date-sensitive functions with respect to certain dates prior to and after December 31, 1999), including costs of remediation, will not result in a Material Adverse Change.
(j)	Disclosure.  None of the representations or warranties made by
Borrower in the Loan Documents as of the date of such representations and warranties, and none of the statements contained in any other information with respect to Borrower and its Subsidiaries, including each exhibit or report, furnished by or on behalf of Borrower to Lender in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading.
4.2	Representations and Warranties of Lender.  Lender represents and warrants to Borrower that Lender: (i) will acquire each Note for its own account for investment and (subject to the disposition of its property being at all times within its control) not with a view to any resale or other distribution of such Note in a transaction constituting a public offering or otherwise requiring registration under the Securities Act of 1933, as amended (the "Securities Act") or in a transaction that would result in noncompliance with applicable state securities laws; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and the risks of its acquisition of any Note and credit extensions to Borrower, (iii) is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act, and (iv) understands that such Note has not been, and will not be, registered under the Securities Act or any state securities laws.
5.1	Covenants.  So long as any of the Obligations shall remain unpaid or Lender shall have any Commitment, Borrower agrees that:
(a) Financial Statements and Other Information.  Borrower shall furnish to Lender: (i) as soon as available and in any event within 45 days after the end of the first three fiscal quarters of each fiscal year of the Borrower or 90 days (in the case of the fourth fiscal quarter), its quarterly consolidated financial statements, prepared in accordance with GAAP; and, if requested by the Lender, its quarterly consolidating financial statements,
(ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, its consolidated annual financial statements, prepared in accordance with GAAP and, if requested by the Lender, consolidating annual financial statements, and in the case of consolidated financial statements, accompanied by an unqualified report thereon of independent certified public accountants of recognized standing; (iii) such projections and other financial information with respect to Borrower and its Subsidiaries, and any Guarantor, as Lender may from time to time reasonably request; (iv) promptly after Borrower has knowledge or becomes aware thereof, notice of (A) the occurrence of any Default hereunder, and (B) any default or event of default under any Financing Documents; (v) prompt written notice of any condition or event which has resulted in a Material Adverse Change; and
(vi) such other information respecting the operations, properties, business or financial condition of Borrower, its Subsidiaries and any Guarantor as Lender may from time to time reasonably request.
(b) Preservation of Existence, Etc.  Except to the extent permitted by the Financing Documents, Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve (i) its corporate existence, and
(ii) its rights to transact business and all other material rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of its properties, except in connection with any transactions expressly permitted by this Section 5.1.
(c) Change in Nature of Business.  Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it at the date hereof.
(d) Restrictions on Fundamental Changes.  Except to the extent permitted by the Financing Documents, Borrower shall not, and shall not permit any of its Subsidiaries to, merge with or consolidate into, or acquire all or substantially all of the assets of, any Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, except that (i) any of Borrower's wholly owned Subsidiaries may merge with, consolidate into or transfer all or substantially all of its assets to another of Borrower's wholly owned Subsidiaries or to Borrower and in connection therewith such Subsidiary may be liquidated or dissolved; and (ii) Borrower or any of its Subsidiaries may sell or dispose of assets in accordance with the provisions of subsection (e) below.
(e) Sales of Assets. Except to the extent permitted by the Financing Documents, Borrower shall not, and shall not permit any of its Subsidiaries to, sell, lease, transfer, or otherwise dispose of, or part with control of (whether in one transaction or a series of transactions) any assets (including any shares of stock in any Subsidiary or other Person) outside the ordinary course of business (each a "Transfer"), or enter into or consummate any Transfer that could reasonably be expected to result in a Material Adverse Change or that would violate the terms of any other Loan Document; provided that as a condition to consummating any permitted Transfer Borrower shall, and shall cause each of its Subsidiaries to, ensure that if the proceeds relate to any Cisco Products or other Collateral the acquisition of which was financed by Lender and as to which Lender has a first priority perfected Lien, (i) no proceeds of such Transfer are deposited into any lockbox account or other restricted account under the Financing Documents and
(ii) such proceeds are paid directly to Lender.
(f) Negative Pledge.  Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, revenues or assets, whether now owned or hereafter acquired, other than Permitted Liens.
(g) Indebtedness.  Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or otherwise become liable for or suffer to exist any Indebtedness, other than: (i) Indebtedness of Borrower to the Lender hereunder; (ii) Indebtedness of Borrower and its Subsidiaries existing on the date hereof and disclosed to the Lender or extensions, renewals and refinancings of such Indebtedness, provided that the principal amount of such Indebtedness being extended, renewed or refinanced does not increase; (iii) Indebtedness of Borrower and its Subsidiaries under the Financing Documents (if any) in an aggregate principal amount at any time outstanding not to exceed $100,000,000 or extensions, renewals and refinancings of such Indebtedness, provided that the principal amount of such Indebtedness being extended, renewed or refinanced does not increase;
(iv) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of Borrower's or such Subsidiary's business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP; (v) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by Borrower or any such Subsidiary in the ordinary course of business; (vi) Indebtedness of Borrower and its Subsidiaries under capital leases or otherwise incurred under or in connection with any Liens of the type referred to in clause (vii) of the definition of Permitted Liens in Section 1.01; (vii) Subordinated Debt, provided the terms of subordination contained therein are reasonably satisfactory to the Lender; and (viii) Indebtedness of Borrower to any of its wholly owned Subsidiaries or of any of its wholly owned Subsidiaries to another of its wholly owned Subsidiaries.
(h) Loans and Investments.  Except to the extent permitted by the
Financing Documents, Borrower shall not, and shall not permit any of its Subsidiaries to, purchase or otherwise acquire the capital stock, assets (constituting a business unit), obligations or other securities of or any interest in any Person, or otherwise extend any credit to or make any additional investments in any Person, other than in connection with:
(i) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business; (ii) extensions of credit by Borrower to any of its wholly owned Subsidiaries or by any of its wholly owned Subsidiaries to another of its wholly owned Subsidiaries or Borrower; and (iii) short term, investment grade money market instruments, in accordance with Borrower's usual and customary treasury management policies.
(i) Distributions. Except to the extent permitted by the Financing Documents, Borrower shall not declare or pay any dividends in respect of Borrower's capital stock, or purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets to its shareholders as such, or permit any of its Subsidiaries to purchase, redeem, retire, or otherwise acquire for value any stock of Borrower, except that Borrower may: (A) declare and deliver dividends and distributions payable only in common stock of Borrower; and (B) purchase, redeem, retire, or otherwise acquire shares of its capital stock with the proceeds received from a substantially concurrent issue of new shares of its capital stock.
(j) Amendments of Financing Documents.  Borrower shall not, and shall not permit any of its Subsidiaries to, agree to or permit any amendment, modification or waiver of any provision of the Financing Documents if the effect of such amendment, modification or waiver is to (A) alter any material provision of Section 7.20(b) thereof, or (B) add to the Financing Documents any leverage limitation financial covenant, or other financial covenant which has the effect of limiting the incurrence of Indebtedness, without also entering into an amendment hereto incorporating such new covenant by reference herein.
(k) Subordinated Debt.  Borrower shall not, and shall not permit any of its Subsidiaries to, (i) agree to or permit any amendment, modification or waiver of any provision of any document or instrument governing or evidencing Subordinated Debt, or (ii) make any voluntary or optional payment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Subordinated Debt.
(l) Additional Subsidiaries.  (A) If Borrower proposes to
incorporate, create or acquire any additional Subsidiary, Borrower shall notify Lender thereof, and, if required hereby, obtain Lender's consent thereto. After the incorporation, creation or acquisition of any such Subsidiary (subject to obtaining any necessary Lender consent), within five Banking Days following receipt by Borrower from Lender of a security agreement, in form and substance satisfactory to Lender, and a guaranty of the Obligations in form and substance satisfactory to Lender, Borrower shall cause such Subsidiary to execute and deliver such guaranty and security agreement to Lender. Lender may elect in its sole discretion to waive any such requirement in the case of any non-U.S. Subsidiary and any Subsidiary that will remain a dormant or shell Subsidiary. (B) Within five Banking Days after receipt from Lender, Borrower shall cause such Subsidiary to have executed and filed any UCC-1 financing statements furnished by Lender in each jurisdiction in which such filing is necessary to perfect the security interest of Lender in the Collateral of such Subsidiary and in which Lender requests that such filing be made. (C) Additionally, Borrower and such Subsidiary shall have executed and delivered to Lender such other items as reasonably requested by Lender in connection with the foregoing, including resolutions, incumbency and officers' certificates, opinions of counsel, search reports and other certificates and documents. Nothing in this Agreement or any of the other Loan Documents shall prevent the Borrower from establishing additional Subsidiaries which are established for regulatory purposes in a single state and which operate principally as sales offices.
(m) Further Assurances and Additional Acts. Borrower shall execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as Lender shall deem necessary or appropriate to effectuate the purposes of the Loan Documents, and promptly provide Lender with evidence of the foregoing reasonably satisfactory in form and substance to Lender.
6.1	Events of Default.  Any of the following events which shall occur shall constitute an "Event of Default":
(a) Payments. Borrower shall fail to pay when due (i) any amount of principal of any Loan or Note, or (ii) any amount of interest on any Loan or Note, or any fee or other amount payable under any of the Loan Documents, and in the case of this clause (ii) any such default shall remain unremedied for five Banking Days.
(b) Representations and Warranties.  Any representation or warranty by Borrower under or in connection with the Loan Documents shall prove to have been incorrect in any material respect when made or deemed made.
(c) Failure by Borrower to Perform Certain Covenants.  Borrower shall fail to perform or observe any term, covenant or agreement contained in subsections (b)(i) or (c) through (l) of Section 5.1.
(d) Failure by Borrower to Perform Other Covenants.  Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed and any such failure shall not be cured to Lender's reasonable satisfaction within 30 days after the sooner to occur of Borrower's receipt of notice of such failure from Lender or the date on which such failure first becomes actually known to any of the chairman of the board, chief executive officer, president, treasurer, chief financial officer, or corporate controller of Borrower.
(e) Insolvency.  (i) Borrower, any Guarantor or any of their respective Subsidiaries shall be dissolved, liquidated, wound up or cease its corporate existence; or (ii) Borrower, the Guarantor or any such Subsidiary
(A) shall make a general assignment for the benefit of creditors, or shall generally fail to pay, or admit in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (B) shall voluntarily cease to conduct its business in the ordinary course; (C) shall commence any Insolvency Proceeding with respect to itself; or (D) shall take any action to effectuate or authorize any of the foregoing.
(f) Involuntary Proceedings.  (i) Any involuntary Insolvency
Proceeding is commenced or filed against Borrower, any Guarantor or any or their respective Subsidiaries, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of Borrower's, any Guarantor's or any such Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy;
(ii) Borrower, any Guarantor or any such Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) Borrower, any Guarantor or any such Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.
(g) Defaults Under Other Indebtedness. Borrower, any Guarantor or any
of their respective Subsidiaries shall fail (i) to make any payment of any Indebtedness evidenced by or arising under any Financing Document, or any other Indebtedness in an aggregate principal amount outstanding of at least $2,000,000 (or its equivalent in another currency) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace or notice period, if any, specified in the agreement or instrument relating to such Indebtedness as of the date of such failure (a "Payment Default"), or (ii) to perform or observe any term, covenant or condition on its part to be performed or observed under any Financing Document or any other agreement, note or instrument relating to any such Indebtedness, when required to be performed or observed, or any other event shall occur or condition shall exist thereunder, and such failure, event or condition shall continue after the applicable grace or notice period, if any, specified in such agreement, note or instrument, if in the case of clause (i), such Payment Default occurs upon the final maturity date of such Indebtedness, or in the case of clause
(i) or (ii), the effect of such failure, event or condition results in the holder or holders of any such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or any trustee or agent on behalf of any such holder or holders or beneficiary or beneficiaries) declaring such Indebtedness to be due and payable prior to the stated maturity thereof, or requiring any mandatory prepayment of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or the commitments under the Financing Documents shall be reduced (to zero) or otherwise terminated by the lenders thereunder for any reason, or the Financing Documents shall have been terminated by the lenders thereunder other than in connection with a refinancing with one or more replacement lenders of satisfactory quality and credit standing, as determined by the Lender in its reasonable judgment (each a "Qualified New Creditor"), or any Creditor identified in the Schedule shall have assigned all or substantially all of its interest in the Financing Documents other than to a Qualified New Creditor.
(h) Cisco Defaults.  Borrower or any Guarantor (i) shall fail to pay any Indebtedness owing under any other agreement with Cisco Systems, Lender or any of their respective Subsidiaries or under any note or instrument in favor of Cisco Systems, Lender or any of their respective Subsidiaries, when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise), or (ii) shall otherwise be in breach of or default in any of its obligations under any such agreement, note or instrument, and such failure, breach or default shall continue after the applicable grace period, if any, specified in such agreement, note or instrument (unless a good faith dispute exists with respect thereto).
(i) Failure by Guarantor to Perform Covenants; Invalidity of
Guaranty. Any Guarantor shall fail to perform or observe any term, covenant or agreement contained in any Guaranty on its part to be performed or observed, or any default shall occur under any Guaranty, and any such failure or default shall continue after the applicable grace period, if any, specified in any Guaranty as of the date of such failure, or any defined "Event of Default" as defined in any Guaranty shall have occurred and is continuing; or any Guaranty or any other Guarantor Document shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Guarantor or any other Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder.
(j) Default under Other Loan Documents.  Any defined "Event of
Default" (as defined in any other Loan Document) shall have occurred.
(k) Consents, Etc. Any law, decree, license, consent, authorization, registration or approval now or hereafter necessary to enable Borrower or any Guarantor to comply with its obligations incurred in the Loan Documents or in connection with the purchase of Cisco Products shall be modified, revoked, withdrawn or withheld or shall cease to remain in full force and effect.
(l) Change of Control.  There shall occur a Change of Control.
(m) Subordination.  Borrower or any Guarantor makes any payment on account of any Indebtedness which has been subordinated to the Obligations ("Subordinated Debt") other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such Subordinated Debt terminates or in any way limits its subordination agreement.
(n)  Judgments.  A final judgment or order for the payment of money in excess of $2,000,000 (or its equivalent in another currency) which is not fully covered by third-party insurance shall be rendered against Borrower or any Guarantor or any of their respective Subsidiaries; or (ii) any non-monetary judgment or order shall be rendered against Borrower, any Guarantor or any such Subsidiary which has resulted in or would reasonably be expected to result in a Material Adverse Change; and in each case there shall be any period of 30 consecutive days during which such judgment continues unsatisfied or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
6.2	Effect of Event of Default.  If any Event of Default shall occur and is continuing, Lender may by notice to Borrower, (i) declare its Commitment to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the entire unpaid principal amount of the Loans and the Note(s), all interest accrued and unpaid thereon and all other Obligations to be forthwith due and payable, whereupon the Loans and the Note(s), all such accrued interest and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, provided that if an event described in Section 6.1(e) or 6.1(f) shall occur, the result which would otherwise occur only upon giving of notice by Lender to Borrower as specified in this Section 6.2 shall occur automatically, without the giving of any such notice.
7.1	Miscellaneous.
(a) Amendments. No amendment to any provision of the Loan Documents shall be effective unless it is in writing and has been signed by Lender and Borrower, and no waiver of any provision of any Loan Document, or consent to any departure by Borrower therefrom, shall be effective unless it is in writing and has been signed by Lender. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
(b) Notices. All notices and other communications provided for hereunder and under the other Loan Documents shall, unless otherwise stated herein, be in writing (including by facsimile transmission) and mailed, sent or delivered to the respective parties hereto at or to their respective addresses or facsimile numbers set forth in the Schedule, or at or to such other address or facsimile number as shall be designated by any party in a written notice to the other party hereto. All such notices and communications shall be effective (i) if delivered by hand, when delivered;
(ii) if sent by courier service, when delivered; (iii) if sent by mail, upon the earlier of the date of receipt or five Banking Days after deposit in the mail, first class (or air mail, with respect to communications to be sent to or from the United States), postage prepaid; and (iv) if sent by facsimile transmission, when sent; provided, however, that notices and communications to Lender pursuant to Section 2 shall not be effective until received.
(c) No Waiver; Cumulative Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to Lender.
(d) Costs and Expenses. Borrower agrees to pay on demand (i) the reasonable out-of-pocket costs and expenses of Lender and any of its affiliates, and the reasonable fees and disbursements of counsel to Lender (including allocated costs and expenses for internal legal services), in connection with the negotiation, preparation, execution and delivery of the Loan Documents; and (ii) all costs and expenses of Lender and its affiliates, and fees and disbursements of counsel (including allocated costs and expenses for internal legal services), in connection with any amendments, modifications or waivers of the terms of any Loan Documents, any Default, the enforcement or attempted enforcement of, and preservation of any rights or interests under, the Loan Documents, and any out-of-court workout or other refinancing or restructuring or any bankruptcy or insolvency case or proceeding.
(e) Survival. All covenants, agreements, representations and warranties made in any Loan Documents shall, except to the extent otherwise provided therein, survive the execution and delivery of this Agreement, the making of the Loans and the execution and delivery of any Note, and shall continue in full force and effect so long as Lender has any Commitment, any Loans remain outstanding or any other Obligations remain unpaid or any obligation to perform any other act hereunder or under any other Loan Document remains unsatisfied. Without limiting the generality of the foregoing, the obligations of Borrower under Section 7.1(d), and all similar obligations under the other Loan Documents (including all obligations to pay costs and expenses and all indemnity obligations), shall survive the repayment of the Loans and the termination of the Commitment.
(f) Benefits of Agreement. The Loan Documents are entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Loan Document.
(g) Binding Effect; Assignment. This Agreement shall become effective when it shall have been executed by Borrower and Lender and thereafter shall be binding upon, inure to the benefit of and be enforceable by Borrower, Lender and their respective successors and assigns. Borrower shall not have the right to assign its rights and obligations hereunder or under the other Loan Documents or any interest herein or therein without the prior written consent of Lender. Lender may sell, assign, transfer or grant participations in all or any portion of Lender's rights and obligations hereunder and under the other Loan Documents after obtaining the written consent of the Borrower, which consent shall not be unreasonably withheld or delayed. In the event of any such assignment, upon notice thereof to Borrower, the assignee shall be deemed the "Lender" for all purposes of the Loan Documents with respect to the rights and obligations assigned to it, and the obligations of Lender so assigned shall thereupon terminate.
(h) Customer Information. Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information respecting Borrower and its business ("Customer Information"). Borrower agrees that Lender may disclose from time to time all Customer Information in its possession to Lender's other offices and to its subsidiaries and affiliates and to their respective legal counsel, agents and other professional advisors. Borrower also consents to the disclosure of Customer Information by Lender, or any of its subsidiaries or affiliates,
(i) at the request of any Governmental Authority having jurisdiction over Lender or such subsidiary or affiliate, (ii) pursuant to subpoena or other court process, or to the extent required in connection with any litigation between Lender, any of its subsidiaries or affiliates and Borrower,
(iii) when otherwise required to do so in accordance with applicable law,
(iv) to any prospective assignee or participant in connection with this Agreement, and (v)(A) to the extent such information is made available by any Guarantor or was or becomes generally available to the public other than as a result of disclosure by Lender, or (B) was or becomes available on a non-confidential basis from a source other than Borrower, provided that such source is not bound by a confidentiality agreement with Borrower known to Lender.
(i) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
(j) Submission to Jurisdiction. Borrower hereby (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States sitting in the Borough of Manhattan (collectively, the "New York Courts"), for the purpose of any action or proceeding arising out of or relating to the Loan Documents, (ii) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the New York Courts, and any objection on the ground that any such action or proceeding in any New York Court has been brought in an inconvenient forum, and (iii) agrees that (to the extent permitted by applicable law) a final judgment in any such action or proceeding brought in a New York Court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law. Nothing in this Section 7.1(j) shall limit the right of Lender to bring any action or proceeding against Borrower or its property in the courts of other jurisdictions.
(k) Waiver of Jury Trial. Each of Lender and Borrower hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation in connection with any Loan Document.
(l) Entire Agreement. The Loan Documents reflect the entire agreement between Borrower and Lender with respect to the matters set forth therein and supersede any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto.
(m) Severability.  Whenever possible, each provision of the Loan
Documents shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of any of the Loan Documents shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of such Loan Document, or the validity or effectiveness of such provision in any other jurisdiction.
(n) Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.


Please indicate Borrower's agreement and acceptance below and return a copy of this Agreement to Lender. Upon the signature of Borrower below, this Agreement shall become a binding agreement of Lender and Borrower as of the date first written above.

Very truly yours,

Cisco Systems Capital Corporation


By:
       Title:

Acknowledged and Agreed:


CTC Communications Corp.


By:
       Title:

EXHIBIT A
Notice of Borrowing
Date:  __________, ___
To:	Cisco Systems Capital Corporation
	Mailstop SJC2 - 3rd Floor
	170 West Tasman Drive
	San Jose, California 95134-1706
	Attn:  Loan Administration, Worldwide Financial Services
	Fax No.: (408) 527-3993
Re:  CTC Communications Corp.
Ladies and Gentlemen:
The undersigned, CTC Communications Corp. (the "Borrower"), refers to the Agreement dated as of October 14, 1998 (as amended, modified, renewed or extended from time to time, the "Credit Agreement"), between the Borrower and Cisco Systems Capital Corporation (the "Lender"), the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.3 of the Credit Agreement, of the borrowing of the Loan specified herein:
1. The date of the proposed borrowing is [the Closing Date]
[_____________].
2. The amount of the proposed borrowing is $___________.
3. The borrowing is a utilization of Tranche __
4. The purpose of the borrowing is ____________________.
Detailed information on any purchase transaction being financed by the proposed borrowing is attached hereto.
5.	The payment instructions with respect to the funds to be
made available to the Borrower are as follows: [Lender shall make payment directly to the Vendor] [Lender shall make payment directly to __________ [insert payment instructions for a vendor other than Cisco Systems, Inc.]] [Lender may retain the proceeds and apply them against the amounts owing to Lender described above]

CTC Communications, Corp.

By:  ________________________
Title: _______________________

EXHIBIT B

Promissory Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS. IT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNDER CIRCUMSTANCES THAT WOULD RESULT IN A VIOLATION OF THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR SUCH OTHER LAWS.


U.S.$15,000,000	_____________, 1998

FOR VALUE RECEIVED, the undersigned, CTC Communications Corp.
("Borrower"), a corporation organized and existing under the laws of the State of Massachusetts, HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of Cisco Systems Capital Corporation ("Lender"), a corporation organized and existing under the laws of the State of Nevada, the principal sum of fifteen million United States Dollars (U.S.$15,000,000), or such greater or lesser amount as represents the aggregate principal amount of the Tranche A Loans (each a "Loan" and collectively the "Loans") made by Lender to Borrower pursuant to the Credit Agreement referred to below, in four consecutive quarterly installments. The first three such installments shall each be in amount equal to 5% of the then outstanding principal amount hereof and shall be due and payable on _______, _______ and ________ [end of 9th, 10th and 11th quarterly periods], and the last such installment shall be due and payable on ___________________ [three years from Closing Date] (the "Maturity Date") and in the amount necessary to repay in full the unpaid principal balance hereof.
Borrower further promises to pay interest on the principal amount of each Loan outstanding hereunder on each Interest Payment Date (as defined below) until the Maturity Date, at a rate per annum equal at all times to 12.5% per annum.
Interest on such Loan shall be payable in arrears to Lender on the last day of each calendar quarter (each such date, an "Interest Payment Date"); provided that if any prepayment hereof is effected other than on an Interest Payment Date, accrued interest hereon shall be due on such prepayment date as to the principal amount prepaid.
In the event that any amount of principal hereof or interest thereon, or any other amount payable hereunder or under the Credit Agreement, shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), Borrower shall pay interest on such unpaid amount to Lender, from the date such amount becomes due until the date such amount is paid in full, payable on demand of Lender, at a rate per annum equal at all times to 14.5% per annum.
All computations of interest hereunder shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which any such interest or fee is payable.
Whenever any payment hereunder shall be stated to be due, or whenever any Interest Payment Date or any other date specified hereunder would otherwise occur, on a day other than a Banking Day, then, except to the extent otherwise provided hereunder, such payment shall be made, and such Interest Payment Date or other date shall occur, on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder. As used herein, "Banking Day" means a day other than a Saturday or Sunday on which commercial banks are not required or authorized by law to close in San Jose, California.
Each such payment shall be made on the date when due, in immediately available funds, to the Lender's account at Bank of America N.T.&S.A., Concord, CA, ABA no. 121000358, to account number 1233124070, Ref. "CTC Communications Corp. or to such other account of Lender as it from time to time shall designate in a written notice to Borrower.
All payments of principal, interest and other amounts made on or in respect to this Promissory Note shall be made in freely transferable United States Dollars for value received on the date of payment, without setoff, counterclaim or, to the extent permitted by applicable law, defense, and free and clear of and without deduction for any present and future taxes or charges whatsoever.
Lender shall record the date and amount of each Loan made to Borrower, the amount of principal and interest due and payable from time to time hereunder, each payment thereof, and the resulting unpaid principal balance hereof, in Lender's internal records, and any such records shall be conclusive evidence absent manifest error of the amount of the Loans made by Lender and the interest and payments thereon; provided, however, that Lender's failure so to record shall not limit or otherwise affect the obligations of Borrower hereunder and under the Credit Agreement to repay the principal of and interest on the Loans.
This Promissory Note is a Note referred to in, and is subject to and entitled to the benefits of, the Agreement dated as of October 14, 1998 (as amended, modified, renewed or extended from time to time, the "Credit Agreement") between Borrower and Lender. Capitalized terms used herein shall have the respective meanings assigned to them in the Credit Agreement. The Credit Agreement provides, among other things, for acceleration (which in certain cases shall be automatic) of the maturity hereof upon the occurrence of certain stated events, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived.
This Promissory Note is subject to prepayment in whole or in part as provided in the Credit Agreement.
Borrower hereby waives diligence, presentment, protest or notice of total or partial nonpayment or dishonor with respect to this Promissory Note.
Failure by the holder hereof to exercise any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance.
Borrower agrees to pay on demand all costs and expenses of Lender and its affiliates, and fees and disbursements of counsel (including allocated costs and expenses for internal legal services), in connection with the enforcement or attempted enforcement of, and preservation of any rights or interests under, (i) this Promissory Note, and (ii) any out-of-court workout or other refinancing or restructuring or any bankruptcy or insolvency case or proceeding, including any losses, costs and expenses sustained by Lender as a result of any failure by Borrower to perform or observe its respective obligations contained herein.
This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York.
Borrower hereby (a) submits to the non-exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States sitting in the Borough of Manhattan (collectively, the "New York Courts"), for the purpose of any action or proceeding arising out of or relating to this Promissory Note, (b) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the New York Courts, and any objection on the ground that any such action or proceeding in any New York Court has been brought in an inconvenient forum, and (c) agrees that (to the extent permitted by applicable law) a final judgment in any such action or proceeding brought in a New York Court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

IN WITNESS WHEREOF, Borrower by its duly authorized legal representatives has executed this Promissory Note on the date and in the year first above mentioned.

CTC Communications Corp.



By:
       Title

EXHIBIT C

Promissory Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS. IT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNDER CIRCUMSTANCES THAT WOULD RESULT IN A VIOLATION OF THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR SUCH OTHER LAWS.


U.S.$10,000,000	_____________, 1998

FOR VALUE RECEIVED, the undersigned, CTC Communications Corp.
("Borrower"), a corporation organized and existing under the laws of the State of Massachusetts, HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of Cisco Systems Capital Corporation ("Lender"), a corporation organized and existing under the laws of the State of Nevada, the principal sum of ten million United States Dollars (U.S.$10,000,000), or such greater or lesser amount as represents the aggregate principal amount of the Tranche B Loans (each a "Loan" and collectively the "Loans") made by Lender to Borrower pursuant to the Credit Agreement referred to below, on _______________ [three years from Closing Date] (the "Maturity Date").
Borrower further promises to pay interest on the principal amount of each Loan outstanding hereunder on each Interest Payment Date (as defined below) until the Maturity Date, at a rate per annum equal at all times to 12.5% per annum.
Interest on such Loan shall be payable in arrears to Lender on the last day of each calendar quarter (each such date, an "Interest Payment Date"); provided that if any prepayment hereof is effected other than on an Interest Payment Date, accrued interest hereon shall be due on such prepayment date as to the principal amount prepaid.
In the event that any amount of principal hereof or interest thereon, or any other amount payable hereunder or under the Credit Agreement, shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), Borrower shall pay interest on such unpaid amount to Lender, from the date such amount becomes due until the date such amount is paid in full, payable on demand of Lender, at a rate per annum equal at all times to 14.5% per annum.
All computations of interest hereunder shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which any such interest or fee is payable.
Whenever any payment hereunder shall be stated to be due, or whenever any Interest Payment Date or any other date specified hereunder would otherwise occur, on a day other than a Banking Day, then, except to the extent otherwise provided hereunder, such payment shall be made, and such Interest Payment Date or other date shall occur, on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder. As used herein, "Banking Day" means a day other than a Saturday or Sunday on which commercial banks are not required or authorized by law to close in San Jose, California.
Each such payment shall be made on the date when due, in immediately available funds, to the Lender's account at Bank of America N.T.&S.A., Concord, CA, ABA no. 12100358, to account number 1233124070, ref. "CTC Communications Corp.," or to such other account of Lender as it from time to time shall designate in a written notice to Borrower.
All payments of principal, interest and other amounts made on or in respect to this Promissory Note shall be made in freely transferable United States Dollars for value received on the date of payment, without setoff, counterclaim or, to the extent permitted by applicable law, defense, and free and clear of and without deduction for any present and future taxes or charges whatsoever.
Lender shall record the date and amount of each Loan made to Borrower, the amount of principal and interest due and payable from time to time hereunder, each payment thereof, and the resulting unpaid principal balance hereof, in Lender's internal records, and any such records shall be conclusive evidence absent manifest error of the amount of the Loans made by Lender and the interest and payments thereon; provided, however, that Lender's failure so to record shall not limit or otherwise affect the obligations of Borrower hereunder and under the Credit Agreement to repay the principal of and interest on the Loans.
This Promissory Note is a Note referred to in, and is subject to and entitled to the benefits of, the Agreement dated as of October 14, 1998 (as amended, modified, renewed or extended from time to time, the "Credit Agreement") between Borrower and Lender. Capitalized terms used herein shall have the respective meanings assigned to them in the Credit Agreement. The Credit Agreement provides, among other things, for acceleration (which in certain cases shall be automatic) of the maturity hereof upon the occurrence of certain stated events, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived.
This Promissory Note is subject to prepayment in whole or in part as provided in the Credit Agreement.
Borrower hereby waives diligence, presentment, protest or notice of total or partial nonpayment or dishonor with respect to this Promissory Note.
Failure by the holder hereof to exercise any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance.
Borrower agrees to pay on demand all costs and expenses of Lender and its affiliates, and fees and disbursements of counsel (including allocated costs and expenses for internal legal services), in connection with the enforcement or attempted enforcement of, and preservation of any rights or interests under, (i) this Promissory Note, and (ii) any out-of-court workout or other refinancing or restructuring or any bankruptcy or insolvency case or proceeding, including any losses, costs and expenses sustained by Lender as a result of any failure by Borrower to perform or observe its respective obligations contained herein.
This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York.
Borrower hereby (a) submits to the non-exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States sitting in the Borough of Manhattan (collectively, the "New York Courts"), for the purpose of any action or proceeding arising out of or relating to this Promissory Note, (b) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the New York Courts, and any objection on the ground that any such action or proceeding in any New York Court has been brought in an inconvenient forum, and (c) agrees that (to the extent permitted by applicable law) a final judgment in any such action or proceeding brought in a New York Court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

IN WITNESS WHEREOF, Borrower by its duly authorized legal representatives has executed this Promissory Note on the date and in the year first above mentioned.

CTC Communications Corp.



By:
       Title:



EXHIBIT D

Security Agreement
THIS SECURITY AGREEMENT (this "Agreement"), dated as of October 14, 1998, is made between CTC Communications Corp., a Massachusetts corporation ("Debtor") and Cisco Systems Capital Corporation, a Nevada corporation ("CSCC").
Debtor and CSCC hereby agree as follows:
SECTION 1	Definitions; Interpretation.
(a)	All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
(b)	As used in this Agreement, the following terms shall have the following meanings:
"Cisco Company" means Cisco Systems, Inc., and any subsidiary or affiliate thereof.
"Credit Agreement" means the Agreement dated as of October 14,
1998 between Debtor and CSCC under which CSCC has agreed to make certain credit extensions to Debtor.
"Collateral" has the meaning set forth in Section 2.
"Documents" means this Agreement, the Credit Agreement, any Notes, and all other certificates, documents, agreements and instruments delivered to CSCC under or in connection with any Note.
"Event of Default" has the meaning set forth in Section 6.
"Lien" means any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien, or other type of preferential arrangement.
"Note" means each Promissory Note made by Debtor in favor of CSCC pursuant to the Credit Agreement.
"Obligations" means all indebtedness, liabilities and other obligations of Debtor to Secured Party, whether under or in connection with this Agreement, any Notes and the other Documents or otherwise, including, without limitation, all unpaid principal of any Notes, all interest accrued thereon, all fees and all other amounts payable by Debtor to CSCC thereunder or in connection therewith, and all amounts at any time owing to Secured Party arising under, out of or in connection with any purchase orders, invoices or order acknowledgments, or other agreements or contracts governing the sale by Secured Party of equipment or other goods, and the provision by Secured Party of services, to Debtor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined.
"Person" means an individual, corporation, partnership, joint venture, trust, unincorporated organization, governmental agency or authority, or any other entity of whatever nature.
"Secured Party" means collectively CSCC and any other Cisco
Company to which any Obligations are at any time owing by Debtor.
"UCC" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
(c)	Where applicable and except as otherwise defined herein, terms used in this Agreement shall have the meanings assigned to them in the UCC.
(d)	The rules of interpretation set forth in Section 1.2 of the Credit
Agreement shall be applicable to this Agreement and are incorporated herein by this reference.
SECTION 2  Security Interest.
(a)	As security for the payment and performance of the Obligations, Debtor hereby pledges, assigns, transfers, hypothecates and sets over to Secured Party, and hereby grants to Secured Party a security interest in, all of Debtor's right, title and interest in, to and under the following property, wherever located and whether now existing or owned or hereafter acquired or arising (collectively, the "Collateral"): all accounts, accounts receivable, contract rights, rights to payment, chattel paper, letters of credit, documents, securities, money and instruments, and investment property, whether held directly or through a securities intermediary, and other obligations of any kind owed to Debtor; all deposit accounts, and all funds and amounts therein; all inventory; all equipment; all general intangibles and other personal property of Debtor; and all proceeds, including insurance proceeds, of any and all of the foregoing.
(b)	This Agreement shall create a continuing security interest in the
Collateral which shall remain in effect until terminated in accordance with
Section 15 hereof.
(c)	Notwithstanding the foregoing provisions of this Section 2, the grant of a security interest as provided herein shall not extend to, and the term "Collateral" shall not include, any general intangibles of Debtor (whether owned or held as licensee or lessee, or otherwise), to the extent that
(i) such general intangibles are not assignable or capable of being encumbered as a matter of law or under the terms of the license, lease or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law), without the consent of the licensor or lessor thereof or other applicable party thereto and
(ii) such consent has not been obtained; provided, however, that the foregoing grant of security interest shall extend to, and the term
"Collateral" shall include, (A) any general intangible which is an account receivable or a proceed of, or otherwise related to the enforcement or collection of, any account receivable, or goods which are the subject of any account receivable, (B) any and all proceeds of any general intangibles which are otherwise excluded to the extent that the assignment or encumbrance of such proceeds is not so restricted, and (C) upon obtaining the consent of any such licensor, lessor or other applicable party's consent with respect to any such otherwise excluded general intangibles, such general intangibles as well as any and all proceeds thereof that might have theretofore have been excluded from such grant of a security interest and the term "Collateral.
SECTION 3  Financing Statements, Etc.  Debtor shall execute and deliver to
CSCC concurrently with the execution of this Agreement, and at any time and from time to time thereafter, all financing statements, assignments, continuation financing statements, termination statements, account control agreements, and other documents and instruments, in form reasonably satisfactory to CSCC, and take all other action, as CSCC may reasonably request, to perfect and continue perfected, maintain the priority of or provide notice of the security interest of Secured Party in the Collateral and to accomplish the purposes of this Agreement.
SECTION 4 Representations and Warranties. Debtor represents and warrants to Secured Party that:
(a)	Debtor is a corporation duly organized, validly existing and in good standing under the law of the jurisdiction of its incorporation and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.
(b)	The execution, delivery and performance by Debtor of this Agreement have been duly authorized by all necessary corporate action of Debtor, and this Agreement constitutes the legal, valid and binding obligation of Debtor, enforceable against Debtor in accordance with its terms.
(c)	No authorization, consent, approval, license, exemption of, or filing or registration with, any governmental authority or agency, or approval or consent of any other Person, is required for the due execution, delivery or performance by Debtor of this Agreement.
(d)	Debtor's chief executive office and principal place of business (as of the date hereof) is located at the address set forth in Schedule 1; all other locations where Debtor conducts business or Collateral is kept (as of the date hereof) are set forth in Schedule 1; and all trade names and trade styles under which Debtor at any time in the past has conducted or presently conducts its business operations are set forth in Schedule 1.
(e)	Debtor is the sole and complete owner of the Collateral, free from any
Lien other than Permitted Liens.
SECTION 5 Covenants. So long as any of the Obligations remain unsatisfied, Debtor agrees that:
(a)	Debtor shall do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral.
(b)	Debtor shall comply in all material respects with all laws, regulations and ordinances, and all policies of insurance, relating in a material way to the possession, operation, maintenance and control of the Collateral.
(c)	Debtor shall give prompt written notice to CSCC (and in any event not later than 10 days prior to any change described below in this subsection)
of: (i) any change in the location of Debtor's chief executive office or principal place of business, (ii) any change in the locations set forth in
Schedule 1; (iii) any change in its name, (iv) any changes in, additions to or other modifications of its trade names and trade styles set forth in
Schedule 1, and (v) any changes in its identity or structure in any manner which might make any financing statement filed hereunder incorrect or misleading.
(d)	Except to the extent permitted by the Financing Documents, Debtor shall not surrender or lose possession of (other than to Secured Party), sell, lease, rent, or otherwise dispose of or transfer any of the Collateral or any right or interest therein, except in the ordinary course of business or unless such Collateral is replaced by comparable Collateral of similar value.
(e)	Debtor shall pay and discharge all taxes, fees, assessments and governmental charges or levies imposed upon it with respect to the Collateral prior to the date on which penalties attach thereto, except to the extent such taxes, fees, assessments or governmental charges or levies are being contested in good faith by appropriate proceedings.
(f)	Debtor shall maintain and preserve its corporate existence, its rights to transact business and all other rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of the Collateral, except in connection with any transactions expressly permitted by any Note or any other Document or any Financing Document.
(g)	Debtor shall carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies, insurance with respect to the Collateral in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses and owning similar properties in the localities where Debtor operates. Insurance on the Collateral shall name CSCC as additional insured and as loss payee. Upon the request of CSCC,
Debtor shall furnish CSCC from time to time with full information as to the insurance carried by it and, if so requested, copies of all such insurance policies. Debtor shall also furnish to CSCC from time to time upon the request of CSCC a certificate of Debtor's insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid and that such policies are in full force and effect. All insurance policies required under this subsection (g) shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed without at least 30 days' prior written notice to Debtor and CSCC.
SECTION 6 Events of Default. Any of the following events which shall occur and be continuing shall constitute an "Event of Default":
(a)	Debtor shall fail to pay when due any amount of principal of or interest on any Notes or other amount payable hereunder or under any Notes or any other Document and such failure shall continue unremedied for five
Banking Days.
(b)	Any representation or warranty by Debtor under or in connection with this Agreement, any Note or any other Document shall prove to have been incorrect in any material respect when made or deemed made.
(c)	Debtor shall fail to perform or observe in any material respect any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure is not cured to CSCC's reasonable satisfaction within 30 days after the sooner to occur of Debtor's receipt of notice of such failure from CSCC or the date on which such failure first becomes actually known to any of the chairman of the board, chief executive officer, president, treasurer, chief financial officer, or corporate controller of Debtor; or any "Event of Default" as defined in the Credit Agreement or any other Document shall have occurred.
(f)	Any material impairment in the value of the Collateral or the priority of Secured Party's Lien hereunder.
(g)	Any levy upon, seizure or attachment of any of the Collateral.
(h)	Any loss, theft or substantial damage to, or destruction of, any material portion of the Collateral (unless within 15 days after the occurrence of any such event, Debtor furnishes to CSCC evidence satisfactory to CSCC that the amount of any such loss, theft, damage to or destruction of the Collateral is fully insured under policies naming CSCC as an additional named insured or loss payee).
SECTION 7  Remedies.
(a)	Upon the occurrence and continuance of any Event of Default, CSCC may declare any of the Obligations to be immediately due and payable and shall have, in addition to all other rights and remedies granted to it in this Agreement, any Note or any other Document, all rights and remedies of a secured party under the UCC and other applicable laws.
(b)	The cash proceeds actually received from the sale or other disposition or collection of Collateral, and any other amounts received in respect of the Collateral the application of which is not otherwise provided for herein, shall be applied to the payment of the Obligations. Any surplus thereof which exists after payment and performance in full of the Obligations shall be promptly paid over to Debtor or otherwise disposed of in accordance with the UCC or other applicable law. Debtor shall remain liable to Secured Party for any deficiency which exists after any sale or other disposition or collection of Collateral.
SECTION 8 Notices. All notices or other communications hereunder shall be in writing (including by facsimile transmission) and mailed, sent or delivered to the respective parties hereto at or to their respective addresses or facsimile numbers set forth below their names on the signature pages hereof, or at or to such other address or facsimile number as shall be designated by any party in a written notice to the other parties hereto. All such notices and other communications shall be effective (i) if delivered by hand, when delivered; (ii) if sent by mail, upon the earlier of the date of receipt or five business days after deposit in the mail, first class; and
(iii) if sent by facsimile transmission, when sent.
SECTION 9 No Waiver; Cumulative Remedies. No failure on the part of Secured Party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to Secured Party.
SECTION 10 Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by Debtor, Secured Party and their respective successors and assigns.
SECTION 11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, except as required by mandatory provisions of law and to the extent the validity or perfection of the security interests hereunder, or the remedies hereunder, in respect of any Collateral are governed by the law of a jurisdiction other than New York.
SECTION 12 Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall not be amended except by the written agreement of the parties.
SECTION 13 Severability. Whenever possible, each provision of this Agree-ment shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.
SECTION 14 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
SECTION 15 Termination. Upon payment and performance in full of all Obligations, this Agreement shall terminate and CSCC shall promptly execute and deliver to Debtor such documents and instruments reasonably requested by Debtor as shall be necessary to evidence termination of all security interests given by Debtor to Secured Party hereunder.
SECTION 17 Conflicts. In the event of any conflict or inconsistency between this Agreement and the Credit Agreement, the terms of this Agreement shall control.
SECTION 18  Costs and Expenses.

(a)	Debtor agrees to pay on demand: (i)  search, recording,
filing and similar costs, fees and expenses incurred or sustained by Secured Party in connection with this Agreement or the Collateral; and (ii) all costs and expenses of Secured Party, and the fees and disbursements of counsel, in connection with the enforcement or attempted enforcement of, and preservation of any rights or interests under, this Agreement and any Notes, including in any out-of-court workout or other refinancing or restructuring or in any bankruptcy case, and the protection, sale or collection of, or other realization upon, any of the Collateral, including all expenses of taking, collecting, holding, sorting, handling, preparing for sale, selling, or the like, and other such expenses of sales and collections of Collateral.

(b)	Any amounts payable to Secured Party under this Section 18
or otherwise under this Agreement if not paid upon demand shall bear interest from the date of such demand until paid in full, at the default rate of interest set forth in the Note(s).

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.
CTC Communications Corp.

By:
 Title:

360 Second Avenue
Waltham, MA  02451

Attn:  Mr. Steven Jones
Fax: (781) 890-1613
Cisco Systems Capital Corporation

By:
	 Title:
Worldwide Financial Services
170 West Tasman Drive, Mailstop SJC2-
3rd Floor
San Jose, CA  95134-1706
Attn: Loan Administration
							Fax:  (408) 527-3993